EXHIBIT 10.19

$1,200,000.00	March 31, 2006
SUBORDINATED PROMISSORY NOTE
FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of RON FEE INC., a Florida corporation (the “Holder”) at 266 Gulfport Lane, Spring Hill, Florida 34608, or such other place or places as the Holder may designate in writing, the sum set forth herein in lawful money of the United States, together with interest in like lawful money, as set forth below:
     1. Asset Purchase Agreement. This Promissory Note (this “Note”) is being issued pursuant to that certain Asset Purchase Agreement, dated as of March 31, 2006 (the “Agreement”), between Holder and Middleton Pest Control, Inc. (“Buyer”), a subsidiary of the Borrower, and is subject to the right of set-off, other adjustments and Holder provisions as expressly provided therein. All terms appearing in initial capital letters and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
     2. Principal Amount. The principal amount of the Note shall be a sum equal to $1,200,000.00. This Note is unsecured and is not assignable by Holder.
     3. Principal Payments. The principal amount of this Note shall be paid to the Holder in one installment which shall be due and payable in full along with all accrued and unpaid interest on the third (3rd) anniversary date of this Note (the “Maturity Date”).
     4. Interest Rate and Interest Payments. The unpaid principal balance of this Note shall bear interest at a fixed rate of six percent (6%) per annum simple interest. Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days. Interest shall be payable to the Holder semi-annually in arrears on September 30 and March 31 with the first such payment commencing September 30, 2006.
     5. Prepayment. This Note is subject to prepayment at any time or from time to time at the option of Borrower, either in whole or in part, without premium or penalty. Any partial prepayment shall be applied first in payment of the interest accrued upon the principal balance hereof at the time outstanding and then in reduction of the principal balance of the Note.
     6. Subordination. The payment and performance of the indebtedness evidenced by this Note are hereby subordinated to the payment in full in cash of any indebtedness for borrowed money of Borrower and its subsidiaries from Borrower’s primary institutional lenders (currently, Wachovia Bank, National Association, as agent for the lenders), unless the instruments evidencing such borrowing provide otherwise. Borrower agrees that for the indebtedness to be subordinated to any new indebtedness incurred after the date hereof, the principal purpose of such new indebtedness must be use in connection with the Borrower’s business.

     7. Default. At the option of the Holder, all sums advanced hereunder together with accrued interest thereon shall become immediately due and payable, without notice or demand, upon the occurrence of any one or more of the following events of default: (a) Borrower’s failure to promptly pay in full any payment of principal or interest due under this Note within ten (10) days after written notice has been delivered by the Holder stating that such payment is past due (provided, however, that if the Holder gives two (2) such notices at any time during the term of this Note, no notice or opportunity to cure shall be required with regard to any subsequent failure under this Section 7(a) by the Borrower); or (b) the dissolution, termination of existence, insolvency of, business failure, appointment of a receiver of any part of any proceedings under any bankruptcy or insolvency laws, by or against Borrower.
     8. Modification or Waiver. The Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be affected, except by an instrument in writing which is signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.
     9. Right of Offset. The Note is being delivered as partial consideration for those assets of the Holder described in the Agreement. By acceptance of the Note, the Holder acknowledges that, pursuant to the Agreement, Borrower and Buyer have (in addition to other remedies) the right to cause Borrower to make offset against amounts due Holder under this Note to satisfy certain indemnification and other obligations owed by Holder to Buyer pursuant to the Agreement. In the event of any such offset, the amount of such offset shall first reduce any accrued but unpaid interest due Holder under the Note and then shall reduce the principal balance of the Note.
     10. Attorneys’ Fees. In any action to enforce this Note, the prevailing party shall be entitled to recover the costs, charges and expenses incurred by the other including, but not limited to, reasonable trial, appellate and bankruptcy attorneys’ fees.
     11. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.
     12. Notices, Successors. Any notice required to be given to Borrower or to Holder, on behalf of the Holder, shall be deemed effective only if in writing and delivered by personal service or delivered to an overnight courier service, with guaranteed next day delivery or mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower’s or, if to the Holder, to the Holder’s address as it appears in this Note, or to such other address as otherwise notified in writing by like notice. All of the terms of this Note shall inure to the benefit of Holder and their respective successors and assigns and shall be binding upon Borrower and its successors and assigns.
     13. Execution. This Note is signed, sealed and delivered as of the 31st day of March, 2006.

     HOLDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT WHICH HE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS NOTE, OR THE FINANCING CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR THE ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S EXTENDING THE LOAN EVIDENCED BY THIS NOTE.

BORROWER: SUNAIR SERVICES CORPORATION
By:	/s/ Synnott B. Durham
	Name:	Synnott B. Durham
	Title:	Chief Financial Officer

Borrower’s Address: Sunair Services Corporation c/o Sunair Southeast Pest Holdings, Inc. 3005 SW 3rd Ave Fort Lauderdale, FL 33315-3312 Attention: Chief Executive Officer

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